Exhibit 99.3

Unaudited Condensed Combined Pro Forma Statement of Operations
Fiscal Year Ended September 30, 2020
(in millions, except per share information)

	AmerisourceBergen	Alliance Healthcare	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$189,894	$19,069	$-		$208,963
Cost of goods sold	184,702	17,130	-		201,832
Gross profit	5,192	1,939	-		7,131
Operating expenses:
Distribution, selling, and administrative	2,767	1,479	-		4,246
Depreciation and amortization	391	141	157	(b), (c)	689
Employee severance, litigation, and other	6,807	-	-		6,807
Impairment of PharMEDium assets	362	-	-		362
Operating (loss) income	(5,135)	319	(157)		(4,973)
Other (income) loss	(2)	2	(14)	(d)	(14)
Interest expense, net	138	49	50	(e)	237
Loss on early retirement of debt	22	-	-		22
(Loss) income before income taxes	(5,294)	268	(193)		(5,219)
Income tax (benefit) expense	(1,894)	71	(51)	(d), (f)	(1,874)
Earnings from equity method investments, net of tax	-	10	(10)	(d)	-
Net (loss) income, including non-controlling interest	(3,400)	207	(152)		(3,345)
Net (income) attributable to noncontrolling interest	(9)	(9)	-		(18)
Net (loss) income attributable to the company	$(3,409)	$198	$(152)		$(3,363)

Basic and diluted earnings per share	$(16.65)				$(16.27)

Basic and diluted weighted common average shares outstanding	205		2	(g)	207

Unaudited Condensed Combined Pro Forma Statement of Operations
Nine Months Ended June 30, 2021
(in millions, except per share information)

	AmerisourceBergen	Alliance Healthcare	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$155,076	$15,990	$(1,925)	(a)	$169,141
Cost of goods sold	150,203	14,407	(1,737)	(a)	162,873
Gross profit	4,874	1,584	(187)		6,271
Operating expenses:
Distribution, selling, and administrative	2,379	1,212	(134)	(a)	3,457
Depreciation and amortization	327	113	88	(a), (b), (h)	528
Employee severance, litigation, and other	376	-	(2)	(a)	374
Operating income	1,792	258	(140)		1,910
Other loss (income)	5	2	(20)	(i)	(13)
Interest expense, net	119	44	21	(a), (j)	184
Income before income taxes	1,668	212	(140)		1,740
Income tax expense	560	50	(36)	(a), (i), (k)	574
Earnings from equity method investments, net of tax	-	15	(15)	(i)	-
Net income, including non-controlling interest	1,108	177	(119)		1,166
Net (income) attributable to noncontrolling interest	(6)	(9)	-		(15)
Net income attributable to the company	$1,102	$167	$(119)		$1,151

Basic earnings per share	$5.37				$5.56
Diluted earnings per share	$5.31				$5.49

Basic weighted common average shares outstanding	205		1.8	(l)	207
Diluted weighted common average shares outstanding	208		1.8	(l)	209

Notes to Unaudited Condensed Combined Pro Forma Financial Information (in millions)

Note 1 - Acquisition and the basis of presentation

On June 1, 2021, the AmerisourceBergen Corporation (the “Company”) acquired a majority of Walgreens Boots Alliance, Inc.’s (“WBA”) Alliance Healthcare businesses (“Alliance Healthcare”) for $6,602.0 million in cash, subject to certain purchase price adjustments, $229.1 million of the Company’s common stock (2 million shares at the Company’s June 1, 2021 opening stock price of $114.54 per share), $118.2 million of estimated accrued consideration, and $6.1 million of other equity consideration (the “Transaction”). The net cash payment was $5,536.7 million, as the Company acquired $922.0 million of cash and cash equivalents and $143.3 million of restricted cash. The shares issued were from the Company’s treasury stock on a first-in, first-out basis and were originally purchased for $149.1 million. WBA’s operations in China, Italy, and Germany were not part of this Transaction. The Company funded the cash purchase price through a combination of cash on hand and new debt financing. The acquisition expands the Company’s reach and solutions in pharmaceutical distribution and adds to the Company’s depth and breadth of global manufacturer services.

The Company’s consolidated unaudited balance sheet as of June 30, 2021, as filed in its Form 10-Q, includes the preliminary allocation of the purchase price to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition.  The preliminary allocation is pending the finalization of the third-party appraisals of intangible assets and the corresponding deferred taxes, as well as the finalization of working capital account balances and the lease right-of-use assets and liabilities.  There can be no assurance that the estimated amounts recorded will represent the final purchase price allocation.

The unaudited condensed combined pro forma financial statements are based on the Company’s and Alliance Healthcare’s historical financial statements as adjusted to give effect to the June 1, 2021 acquisition of Alliance Healthcare and the debt issuance necessary to finance a portion of the acquisition.  The Company’s historical results reflect its unaudited statement of operations for the nine months ended June 30, 2021 and audited statement of operations for the fiscal year ended September 30, 2020.  The Alliance Healthcare historical results reflect its unaudited statement of operations for the nine months ended May 31, 2021 and audited statement of operations for the fiscal year ended August 31, 2020.  Alliance Healthcare’s historical combined financial statements have been prepared on a stand-alone basis and reflect a combination of entities and portions of certain entities under common control that have been “carved-out” of and derived from WBA’s historical consolidated financial statements and accounting records.  As a result, the Alliance Healthcare historical financial statements may not necessarily reflect what its financial condition and results of operation would have been had Alliance Healthcare been an independent, stand-alone entity during the periods presented.  The unaudited condensed combined pro forma statements of operations for the nine months ended June 30, 2021 and the twelve months ended September 30, 2020 give effect to the Alliance Healthcare acquisition as if it had occurred on October 1, 2019.  The sum of the components of the unaudited condensed combined pro forma statements of operations may not equal the total due to rounding.  These unaudited condensed combined pro forma financial statements are presented for illustrative purposes only and do not necessarily reflect the operating results that would have occurred if the Alliance Healthcare acquisition had been consummated on the date indicated, nor is it necessarily indicative of the results of operations that may be expected for any future period or date.  Accordingly, such information should not be relied upon as an indicator of future performance.

Based on a preliminary review of the accounting policies of the Company and Alliance Healthcare, the Company is not aware of any difference that would have a material impact on the unaudited condensed combined pro forma financial statements.   As more information becomes available, accounting policy differences may be identified and these differences, when identified, could have a material impact on the unaudited condensed combined pro forma financial statements.

Note 2 - Pro forma adjustments

Alliance Healthcare’s combined financial statements include allocation of corporate costs incurred by WBA, for services that are provided to or on behalf of Alliance Healthcare, using a consistent and reasonable method based on a gross profit metric.  The historical statements of operations for Alliance Healthcare reflect allocations of corporate costs from WBA for shared services and infrastructure provided, which includes costs such as information technology, accounting, legal, risk and insurance services, treasury, shareholder services and other corporate and infrastructure services.   The allocations may not, however, be indicative of the actual expenses that would have been incurred during the periods presented if Alliance Healthcare historically operated as a separate, stand-alone entity.

Following the Alliance Healthcare acquisition, certain functions such as information technology and infrastructure will be performed by the Company or third-party service providers.  For an interim period, however, some of these functions may continue to be provided by WBA under transition service agreements (“TSAs”).  Subsequent to the expiration of the TSAs, the costs for these services could be higher than those reflected in the historical financial statement of Alliance Healthcare.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited condensed combined pro forma financial information:

(a)
Reflects an adjustment to reverse the June 2021 operating results of Alliance Healthcare from the historical results of the Company, as there are already nine months of activity reflected in the historical Alliance Healthcare results.  See below detail:

Revenue	$1,925
Cost of goods sold	1,737
Gross profit	187
Operating expenses:
Distribution, selling, and administrative	134
Depreciation and amortization	26
Employee severance, litigation, and other	2
Operating income	26
Other income	-
Interest expense, net	5
Income before income taxes	21
Income tax expense	4
Earnings from equity method investments, net of tax	-
Net income, including non-controlling interest	16
Net income attributable to noncontrolling interest	-
Net income attributable to the company	$16

(b)
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values.  As part of the preliminary valuation analysis, the Company identified certain intangible assets, including trade names and customer relationships.

The following table summarizes the estimated fair value of Alliance Healthcare's identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization:

	Estimated	Weighted Average Estimated Useful	Fiscal 2020 Amortization	Nine months ended June 30, 2021 Amortization
	Fair Value	Life in Years	Expense	Expense
Trade names	$408	11.4	$36	$27
Customer relationships	3,327	17.8	187	140
	$3,735		223	167

Historical amortization expense			(77)	(61)
Pro forma adjustments			$146	$106

These preliminary estimates of fair value and estimated useful lives could differ from the final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited condensed combined pro forma financial statements.  A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $17 million, assuming an overall weighted-average useful life of 17.1 years.

(c)	Reflects $11 million of incremental depreciation expense related to the difference between the estimated fair value and the historical carrying value of PP&E.

(d)
Reclass $10 million of Alliance Healthcare’s historical Earnings from equity method investments, net of tax to Other (income) loss of $14 million of income and Income tax expense of $4 million in the condensed combined pro forma statements of operations.

(e)
Represents an increase of $50 million to reflect the incremental interest expense, including the amortization of debt issuance costs, based on a 1.464% weighted average interest rate, associated with the $2,525 million of fixed rate senior notes that were issued in March 2021 and $500 million of variable rate term debt that was issued in June 2021 to fund a portion of the acquisition of Alliance Healthcare.

(f)	Reflects the $55 million income tax effect of the pro forma adjustments based on the estimated statutory rate of 26.5%.

(g)
Represents an adjustment to the Company’s basic and diluted weighted average common shares outstanding to include an incremental two million shares that were issued in connection with the Alliance Healthcare acquisition.

(h)	Reflects $8 million of incremental depreciation expense related to the difference between the estimated fair value and the historical carrying value of PP&E.

(i)
Reclass $15 million of Alliance Healthcare’s historical Earnings from equity method investments, net of tax to Other loss (income) of $20 million of income and Income tax expense of $5 million in the condensed combined pro forma statements of operations.

(j)
Represents an increase of $26 million to reflect the incremental interest expense, including the amortization of debt issuance costs, based on a 1.464% weighted average interest rate, associated with the $2,525 million of fixed rate senior notes that were issued in March 2021 and $500 million of variable rate term debt that was issued in June 2021 to fund a portion of the acquisition of Alliance Healthcare.

(k)	Reflects the $37 million income tax effect of the pro forma adjustments based on the estimated statutory rate of 26.5%.

(l)
Represents an adjustment to the Company’s basic and diluted weighted average common shares outstanding to include an incremental two million shares that were issued in connection with the Alliance Healthcare acquisition, less 0.2 million shares that are already included in the Company’s historical weighted average common shares outstanding as a result of this share issuance.